Exhibit 99.1

MV Oil-Trust

MV Oil Trust Announces Trust Second Quarter Distribution

MV OIL TRUST

The Bank of New York Trust Company, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, July 9, 2007 — MV Oil Trust (NYSE Symbol — MVO) announced the Trust distribution of Net Profits for the second quarterly Payment Period ended June 30, 2007.

Unitholders of record on July 16, 2007 will receive a distribution amounting to $7,558,735 or $.657281318 per unit payable July 25, 2007.

Volumes, Price and Net Profits for the Payment Period were:

Volume Oil (BOE)	263,430
Price Oil (BOE)	$57.13
Gross Proceeds	$15,049,053
Costs	$6,122,001
Net Profits	$8,927,052
Percentage applicable to Trust’s 80%
Net Profits Interest	$7,141,642
Gross Hedge Proceeds	$271,367
Percentage applicable to Trust’s 80%
Hedge Proceeds	$217,093
Gross Insurance Proceeds — Business Interruption	$250,000
Percentage applicable to Trust’s 80%
Insurance Proceeds — Business Interruption	$200,000
Reserve Application	$0
Total cash proceeds available for the Trust	$7,558,735

This press release contains forward-looking statements.  Although MV Partners, LLC has advised the Trust that MV Partners, LLC believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct.  The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.   Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	MV Oil Trust
The Bank of New York Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

919 Congress Avenue, Austin, TX 78701